As filed with the Securities and Exchange Commission on February 14, 2019

Registration No. 333-229097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEALTH BIOTHERAPEUTICS CORP

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s Name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stealth BioTherapeutics Corp

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, George Town

Grand Cayman

KY1-9005 Cayman Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stealth BioTherapeutics Inc.

275 Grove Street, Suite 3-107

Newton, MA 02466

(617) 600-6888

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven D. Singer, Esq. Rosemary G. Reilly, Esq. Christopher D. Barnstable-Brown, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Telephone: (617) 526-6000	Brent B. Siler, Esq. Divakar Gupta, Esq. Richard C. Segal, Esq. Cooley LLP 1114 Avenue of the Americas New York, NY 10036 Telephone: (212) 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to Registration Statement on Form F-1 (File No. 333-229097) of Stealth BioTherapeutics Corp (the “Registration Statement”) is being filed solely for the purpose of filing Exhibit 10.17 and updating Item 8 of the Registration Statement accordingly. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Every director and officer is indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in or about the conduct of the Company’s affairs or in the execution of such director or officer’s duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether Cayman Islands or elsewhere.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares, preferred shares, share options, and warrants to purchase shares issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. All of the securities described below are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of share capital described in this Item 7 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Except as otherwise indicated herein or as the context otherwise requires, references below to “Stealth,” “the Company,” “we,” “us” and “our” refer to Stealth BioTherapeutics Corp and its consolidated subsidiaries, or any one or more of them as the context may require.

Since January 1, 2016, we have issued the following unregistered securities:

(a) Share option grants and option exercises

We granted options to purchase an aggregate of 8,764,139 ordinary shares, with exercise prices ranging from $1.14 to $2.22 per share, pursuant to our 2006 share incentive plan, as amended. We issued an aggregate of 16,139 ordinary shares upon the exercise of options for aggregate consideration of $10,476.

In October 2018, we reduced the exercise price per share of an aggregate of 385,833 options granted in June 2018 from $2.22 per share to $1.53 per share.

No underwriters were involved in the foregoing issuances of securities. The issuances of share options and the ordinary shares issued upon the exercise of the options described in this paragraph (a) of Item 7 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(b) Convertible Promissory Note Issuances

Between February 2017 and January 2019, we issued convertible notes in an aggregate principal amount of $132.4 million. The notes are convertible into shares of our preferred shares or ordinary shares upon the occurrence of certain qualified financings.

No underwriters were involved in the issuance of these securities. The convertible securities described in this paragraph (b) of Item 7 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of the security in the transaction described above represented that it was an accredited investor and was acquiring the security for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the security for an indefinite period of time, and appropriate legends were affixed to the instrument representing the security issued in such transaction.

(c) Warrant Issuances

In January 2017, we issued a warrant to purchase up to 231,989 ordinary shares to a consultant at an exercise price of $1.38 per share.

In June 2017, in connection with our entry into a loan agreement, we issued to a lender a warrant, which was amended and restated in June 2018. The warrant is exercisable for that number of our shares equal to the quotient determined by dividing (a) $500,000 plus an amount equal to 2.5% of any amount drawn under specified tranches of the loan agreement by (b) an exercise price equal to (i) $2.30769 in the event the shares issuable are Series A preferred shares or (ii) if the shares issuable are next round securities, the price per share of such next round securities. The warrant holder may elect whether to exercise the warrant for shares of Series A convertible preferred shares or next round securities.

No underwriters were involved in the issuance of these warrants. The issuance of the warrants described in this paragraph (c) of Item 7 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of the security in the transaction described above represented that it was an accredited investor and was acquiring the security for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the security for an indefinite period of time, and appropriate legends were affixed to the instrument representing the security issued in such transaction.

(d) Warrant Exercise

In December 2009, in connection with our preferred share financing, we issued a warrant to purchase an aggregate of 333,333 ordinary shares. In November 2016, the holder exercised this warrant, pursuant to which 333,333 ordinary shares were issued for an aggregate exercise price of $10,000.

No underwriters were involved in the foregoing issuance of securities. The issuance of the warrant described in this paragraph (d) of Item 7 was issued to an investor in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. The recipient of securities in the transaction described above represented that it was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
1.1**	Form of Underwriting Agreement

3.1**	Memorandum and Articles of Association of the Registrant, as amended

3.2**	Form of Articles of Association of the Registrant (to be effective prior to the closing of this offering)

4.1**	Form of Deposit Agreement among Registrant, Citibank, N.A., as depositary, and all Owners and Holders of ADSs issued thereunder

4.2**	Form of American Depositary Receipt (included in Exhibit 4.1)

4.3**	Warrant Agreement, dated June 30, 2017, by and between the Company and Hercules Capital Inc., as amended and restated on June 7, 2018

5.1**	Opinion of Walkers

8.1**	Tax Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1**	2006 Share Incentive Plan, as amended

10.2**	Form of Incentive Option Agreement under 2006 Share Incentive Plan, as amended

10.3**	Form of Nonstatutory Option Agreement under 2006 Share Incentive Plan, as amended

10.4**	2019 Share Incentive Plan

10.5**	Form of Share Option Agreement under 2019 Share Incentive Plan

10.6**	Form of Restricted Share Agreement under 2019 Share Incentive Plan

10.7**	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of its officers and directors

10.8†**	Exclusive License Agreement, dated April 20, 2006, among the Company, Cornell Research Foundation, Inc. and Institut de recherches cliniques de Montréal, as amended by First Amendment to Exclusive License Agreement dated October 7, 2010

10.9†**	Exclusive License Agreement, dated November 22, 2010, between the Company and Cornell University

10.10†**	Exclusive License Agreement, dated November 3, 2011, by and between the Company and Cornell University

10.11†**	Exclusive License Agreement, dated December 27, 2012, by and between the Company and Cornell University

10.12†**	Exclusive License Agreement, dated August 12, 2013, by and between the Company and Cornell University

10.13**	Office Lease Agreement, dated October 31, 2014, by and between the Company and Hines Global REIT Riverside Center, LLC

10.14**	Amendment Agreement by and between the Company and Danforth Advisors, LLC, dated as of June 13, 2018

10.15**	Loan and Security Agreement, dated June 30, 2017, by and between the Company and Hercules Capital Inc., as amended on March 12, 2018, July 26, 2018 and October 10, 2018

10.16**	2019 Employee Share Purchase Plan

10.17	First Amendment to Lease dated as of January 31, 2019 by and between the Company and Hines Global REIT Riverside Center LLC

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Deloitte & Touche, LLP, independent registered public accounting firm

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

23.2**	Consent of Walkers (included in Exhibit 5.1)

23.3**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included on signature page)
**	Previously filed.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Massachusetts on this 14th day of February, 2019.

STEALTH BIOTHERAPEUTICS CORP

By:	/s/ Irene P. McCarthy
Irene P. McCarthy
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Irene P. McCarthy	Chief Executive Officer and Director (principal executive officer, principal financial officer and principal accounting officer)	February 14, 2019

* Francis W. Chen, Ph.D.	Director	February 14, 2019

* Gerald L. Chan, Sc.D.	Director	February 14, 2019

* Kevin F. McLaughlin	Director	February 14, 2019

* Vincent Sai Sing Cheung	Director	February 14, 2019

* Lu Huang	Director	February 14, 2019

* Cheuk Kin Stephen Law	Director	February 14, 2019

* Edward P. Owens	Director	February 14, 2019

Stealth BioTherapeutics, Inc. Authorized Representative in the United States

*	By:	/s/ Irene P. McCarthy
	Name:	Irene P. McCarthy
	Title:	Chief Executive Officer